Exhibit (a)(5)(E)

CONTACTS:

Rodney C. Sacks

Chairman and Chief Executive Officer

(951) 739-6200

Hilton H. Schlosberg

Vice Chairman

(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu

PondelWilkinson Inc.

(310) 279-5980

MONSTER BEVERAGE CORPORATION ANNOUNCES FINAL RESULTS OF

$2.0 BILLION TENDER OFFER

Monster Will Acquire 12.8 Million Shares at $156.00 Per Share

Corona, California (June 14, 2016) — Monster Beverage Corporation (NASDAQ: MNST) announced today the final results of its “modified Dutch auction” tender offer, which expired at 5:00 p.m., New York City time, on Wednesday, June 8, 2016.

Based on the final count by American Stock Transfer & Trust Company, LLC, the depositary for the tender offer, Monster accepted for payment an aggregate of 12,820,512 shares, representing approximately 6.3% of the shares issued and outstanding prior to the completion of the purchase, at a purchase price of $156.00 per share. Because the number of shares tendered at or below the $156.00 purchase price would have exceeded the aggregate purchase price of the tender offer, shares were accepted for purchase on a pro rata basis, and the resulting proration factor, after giving effect to the priority for “odd lots,” was approximately 98.7%. The depositary will promptly pay for all the shares accepted for payment and will return all other shares tendered.

Rodney Sacks and Hilton Schlosberg, who are officers and members of the Board of Directors of Monster, tendered 1,850,901 and 1,064,190 shares, respectively, that they beneficially own, including shares held by each of them directly and shares held by certain entities affiliated with them. Of these shares, 1,827,576 and 1,050,779, respectively, were accepted for payment by Monster in the tender offer.  After giving effect to the purchase by Monster, Messrs. Sacks and Schlosberg collectively beneficially own an aggregate of 17,347,387 shares immediately following the tender offer.

Monster may purchase additional shares in the future in the open market subject to market conditions, or in private transactions, exchange offers, tender offers or otherwise. Under applicable securities laws, however, Monster may not repurchase any shares until June 23, 2016. Whether Monster makes additional repurchases in the future will depend on many factors, including the market price of the shares, Monster’s business and financial condition and general economic and market conditions.

Barclays Capital Inc. and Goldman, Sachs & Co. acted as dealer managers for the tender offer and Innisfree M&A Incorporated served as the information agent. The depositary is American Stock Transfer & Trust Company, LLC. Any questions regarding the tender offer may be directed to the information agent toll-free at 888-750-5834.

About Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. Monster’s subsidiaries develop and market energy drinks, including Monster Energy® energy drinks, Monster Energy Extra Strength Nitrous Technology® energy drinks, Java Monster® non-carbonated coffee + energy drinks, M3® Monster Energy® Super Concentrate energy drinks, Monster Rehab® non-carbonated energy drinks with electrolytes, Muscle Monster® Energy Shakes, Übermonster® energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Power Play® energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, and Ultra® energy drinks. For more information, visit www.monsterbevcorp.com.

Forward-looking statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. Monster cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of Monster, that could cause actual results and events to differ materially from the statements made herein. For a more detailed discussion of the risks that could affect Monster’s operating results, see Monster’s filings with the Securities and Exchange Commission, including Monster’s annual report on Form 10-K and quarterly report on Form 10-Q. Monster’s actual results could differ materially from those contained in the forward-looking statements, including with respect to the tender offer. Monster assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.